EXHIBIT 12.1


                Computation of Ratio of Earnings to Fixed Charges
                                   (Unaudited)
                                   in millions


                                                                                 Fiscal Year Ended
                                                          ------------- ------------- -------------- ------------ -------------
                                                            2/23/2002     2/24/2001      2/26/2000    2/27/1999     2/28/1998
                                                          ------------- ------------- -------------- ------------ -------------

Earnings:
(Loss) earnings before income taxes and
extraordinary items                                           $ (93.0)       $ 22.5        $ (47.5)      $ (79.5)      $ 35.9
Fixed charges, excluding capitalized interest                    68.5          60.4           57.4          46.8         27.3
                                                              -------        ------        -------       -------       ------
   Earnings                                                   $ (24.5)       $ 82.9        $   9.9       $ (32.7)      $ 63.2
                                                              -------        ------        -------       -------       ------

Fixed Charges:
Interest expense                                              $  66.2        $ 57.9        $  54.9       $  44.8       $ 25.8
Capitalized interest                                              -             0.3            1.5           2.1          0.5
Amortization of deferred debt issuance costs                      2.3           2.5            2.5           2.0          1.5
                                                              -------        ------        -------       -------       ------
   Total Fixed Charges                                        $  68.5        $ 60.7        $  58.9       $  48.9       $ 27.8
                                                              -------        ------        -------       -------       ------

Ratio of (loss) earnings to total fixed charges                     *           1.4            0.2             *          2.3
                                                              =======        ======        =======       =======       ======

Earnings were insufficient to cover fixed charges by $93.0 and $81.6 for the fiscal years ended February 23, 2002 and February 27, 1999, respectively.